                                                                   Exhibit 10.26

                          TEXAS SUB-PRODUCER AGREEMENT

         This Sub-producer Agreement (this "Agreement") is effective this the 1st day of January, 2003 ("Effective Date"), by and between Direct General Insurance Agency, Inc., a Texas domiciled corporation (the "Company") and All American General Agency, Inc., a Texas domiciled corporation (the "Agency").

         WHEREAS, Company is a duly licensed managing general agent; and

         WHEREAS, Company is a party to that certain Managing General Agent Agreement ("MGA Agreement") with Old American County Mutual Fire and Casualty Insurance Company, a Texas domiciled insurer (the "Insurer") dated January 1, 2003, pursuant to which Company is authorized to solicit, develop, market, produce and issue and bind contracts of private passenger automobile insurance and perform other duties of a managing general agent in the State of Texas (the 'Program"); and

         WHEREAS, Company is permitted under its MGA Agreement with the Insurer to appoint sub-agents to facilitate it in fulfilling its obligations under the MGA Agreement in connection with the Program; and

         WHEREAS, Agency has substantial expertise in soliciting, marketing, and binding contracts of insurance for certain coverages as described herein which uniquely meet the insurance needs of certain persons and entities; and

         WHEREAS, Company desires to appoint Agency as its sub-agent for the solicitation, marketing and binding of such insurance coverages in the State of Texas through Agency's duly licensed sales locations known as "Company Stores" listed on SCHEDULE A hereto (the "Company Stores" hereinafter defined and

         NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1. APPOINTMENT/AUTHORITY

1.01 Authority. Subject to the limitations described in this Agreement, Company hereby authorizes and appoints Agency as its subagent for the purpose of producing, issuing and delivering policies or contracts of insurance and endorsements (individually an "Insurance Policy" or collectively, the "Insurance Policies"), in accordance with the Program's written underwriting guidelines, procedures, instructions, and authority limits and any memoranda provided to Agency from time to time. Such authority shall be exclusive for the first twelve (12) months of this Agreement. UNDERWRITING GUIDELINES, as attached hereto and incorporated herein by reference as SCHEDULE D, may be modified by Company from time to time without the need to amend this Agreement and shall be effective upon two (2) business days written notice to Agency or such other time as the parties may agree. Agency agrees to comply with and be bound by such modifications without the need for amendment of this Agreement.



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

         1.01.a. Franchisee Authority. Such authority granted in Section 1.01 of this Agreement shall be extended to AMCORP General Agency, Inc. ("Franchisor"), an affiliate of Agency, who may make the Program available to valid existing franchisees ("Franchisee" or "Franchisees") as indicated on SCHEDULE C. The authority granted to Franchisor or provided hereunder to any one or more Franchisees may be terminated at any time. In any event, the Authority granted to Franchisor and Franchisees shall terminate on June 30, 2003, unless a Franchisee is either acquired by Agency (or one of its affiliates) by such date or becomes a party to an option and purchase agreement with the Agency by June 30, 2003. Such option and purchase agreement shall be subject to approval of the Company. Such approval shall not be unreasonably withheld. Any Franchisee purchase will be subject to that certain asset purchase Option Agreement, of even date herewith, entered into between Company and one or more affiliates of Agency ("Option Agreement").

         1.01.b. "Company Store" Defined. The term "Company Store" shall mean any sales office location or point of distribution utilized by the Program that is owned by Guaranteed Insurance Agency, Inc., an affiliate of Agency and listed in SCHEDULE A.

         1.01.c. "Store" or "Stores" Defined. The term "Store" or "Stores" shall collectively include both Company Stores and Franchisees as referenced in SCHEDULES A and C, respectively.

1.02 General Duties of Agency. Subject to the limitations described in this Agreement, Agency shall perform all acts necessary for the proper solicitation, placement, acceptance, and servicing of the Insurance Policies. The general duties of the Agency under this paragraph shall include, but are not limited to, the following:

         1.02.a. To solicit, prepare, accept, and submit applications for Insurance Policies or contracts of insurance and endorsements as described herein;

         1.02.b. To collect, receive, and forward premiums, policy fees and/or applicable tax(es), including premium and surplus lines taxes;

         1.02.c.  to appoint agents on behalf of the Insurer; and

         1.02.d. To bind insurance contracts on behalf of the Insurer in accordance with the Program's underwriting guidelines as modified from time to time.

         1.02.e. To carry out its duties to the best of its ability, knowledge, skill and judgment.

1.03 Administrative Services Provided by Agency. Agency shall manage the Stores and provide administrative services on behalf of Company in connection with the Program, including but not limited to the following:

         A. Agency System. Provide and maintain an agency system to all Stores in a form substantially similar to the FAST system utilized by the Agency currently. This system shall include but not be limited to, the following:

                  i)       Maintenance of Rates, Forms and Underwriting
                           Guidelines.



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

                  ii) Maintenance of cash control and receipt system including transfer of funds to Company. With respect to such funds, Agency will be responsible for any lost, stolen or otherwise misappropriated funds.

                  iii) Make available for inspection all records of Agency and producing agents.

                  iv) Maintain the ability to immediately suspend writing of Texas agents due to:

                           A.       Inclement weather conditions;

                           B.       Exceeding monthly written premiums caps;

                           C.       Suspension of agents writing authority;

                           D.       Other conditions that may arise.

         B. Claims Services Provided by Agency: Agency, or an affiliate of Agency, shall adjust claims on the Program until such time as the upload of necessary policy information to Company (or an affiliate of Company), in a form acceptable to Company is completed. Additionally, Agency shall:

                  i)       Make available to Company all claims records;

                  ii)      Notify Company immediately of any claims suits;

                  iii) Not make claim payments for any claim in excess of five thousand dollars ($5,000) without prior approval from Company;

                  iv) Comply with reasonable requests by Company to facilitate the transition, if necessary, of claims services to Company.

         C. Agency Licensing and Agency Appointment. Agency shall be responsible for the proper licensing of all agents of Stores producing under the Program in accordance with laws in the State of Texas. Agency shall also be responsible for the timely termination of such appointments. In addition, Agency shall provide the following:

                  i) Provide Company with and maintain current an Agency database to include but not be limited to Agencies names and addresses and email addresses;

                  ii) Provide Company with and maintain current an Agent database that includes but is not limited to agent name, address, license number, agency affiliation and email address.

         D. Other Cooperation: Agency shall cooperate and assist Company in developing the necessary information systems required for accurate and timely transmission of Program data between the parties as well as the development of any other systems necessary to implement the purposes of this Agreement.

1.04 Independent Contractor Status. Nothing contained herein shall create an employer/employee relationship between Company and Agency or between Agency and any affiliate of Company. Except as set forth herein, Company shall have no right of control over Agency as to the time, means, or manner of Agency's performance of its duties hereunder. Agency shall conduct itself and its business under the terms of this Agreement solely as an independent contractor.



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

ARTICLE 2. COMPENSATION PAYABLE TO THE AGENCY; COMMISSION STATEMENTS

2.01 Commissions. If all of the terms of this Agreement are adhered to by the Agency, the Agency shall be entitled to commissions, as described below and listed on SCHEDULE B hereto, on Insurance Policies produced by the Agency and through the Stores and written under the Program.
         The commission so paid shall be accepted by the Agency in full satisfaction of all claims by the Agency and Stores for services rendered and expenses incurred on behalf of the Company. Agency shall be solely responsible for the payment of commissions, if any, to individual Stores and/or insurance producers. Notwithstanding termination of this Agreement, in the event of cancellation or termination of any coverage or policy prior to expiration, regardless of whether such cancellation or termination was by policyholder or the Company the Agency shall refund any unearned commissions to the Company at the same rate paid to the Agency.

2.02 Commission Rate. Beginning on the Effective Date, the Agency will receive a commission on the net collected premiums of the automobile insurance business written by Stores under the Program. The rate of said commission is set forth on SCHEDULE B hereto.

2.03 Estimated Commission Settlement. An estimate of Commissions due to Agency, hereunder, will be paid to Agency on the first business day following the receipt of net collected premiums by the Company in accordance with Article 4.

2.04 Commission Statement. Following the end of each calendar month, the Company shall, by the 15th day of the next month, send to the Agency a statement of accounts setting forth, among other things, the premium written, commissions earned, estimated commissions paid and the net amount due to/from the Agency, together with payment of that amount, if any. If such statement reflects an amount due to the Company from the Agency, the Agency will pay that amount within 5 business days of the date of said statement.

2.05 Acceleration. Should Agency default in any payment of premiums or return of unearned commissions referred to herein, all unpaid premiums and unearned commissions on the Insurance Policies shall be due and payable immediately.

2.06 Equitable Relief. Notwithstanding Section 13.07 (Arbitration) of this Agreement, should Agency fail to pay Company any premiums, unearned commissions, or other monies when due, then Company shall be entitled to the issuance of an injunction to obtain such premiums or monies to prohibit Agency's use of such funds in violation of this Agreement, or to require Agency's deposit of such funds in accordance with this Agreement; and the cost and expense of the Company to obtain such injunction, including reasonable attorneys' fees, shall be borne by Agency. If the Company seeks, but is unsuccessful in obtaining such an injunction, then the cost and expense of the Agency to obtain a court order denying the injunction, including reasonable attorney's fees, shall be borne by the Company.



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

2.07 Full Compensation. The compensation to which Agency is entitled under this ARTICLE 2 shall constitute full compensation for services to be performed by Agency under this Agreement.

ARTICLE 3. LIMITATIONS OF AUTHORITY

3.01 Maximum Premium Volume. Absent prior written approval, the maximum monthly premium volume (direct written premium, net of cancellations and return premium, hereafter "Net Written Premium") that the Agency is authorized to produce for the Company's account is as follows:

                                               Monthly       Year-to-Date
                                            -----------      ------------
                 January 2003               $ 3,000,000      $ 3,000,000
                 February 2003                5,000,000        8,000,000
                 March 2003                   5,000,000       13,000,000
                 April 2003                   3,000,000       16,000,000
                 May 2003                     3,000,000       19,000,000
                 June 2003                    3,000,000       22,000,000
                 July 2003                    3,000,000       25,000,000
                 August 2003                  3,000,000       28,000,000
                 September 2003               3,000,000       31,000,000
                 October 2003                 3,000,000       34,000,000
                 November 2003                3,000,000       37,000,000
                 December 2003                3,000,000       40,000,000
                                            -----------      -----------
                 Total 2003                 $40,000,000
                                            -----------

                 January 2004               $ 6,000,000      $ 6,000,000
                 February 2004               10,000,000       16,000,000
                 March 2004                  10,000,000       26,000,000
                 April 2004                   6,000,000       32,000,000
                 May 2004                     6,000,000       38,000,000
                 June 2004                    6,000,000       44,000,000
                 July 2004                    6,000,000       50,000,000
                 August 2004                  6,000,000       56,000,000
                 September 2004               6,000,000       62,000,000
                 October 2004                 6,000,000       68,000,000
                 November 2004                6,000,000       74,000,000
                 December 2004                6,000,000       80,000,000
                                            -----------      -----------
                 Total 2004                 $80,000,000
                                            -----------

         Agency may request approval from the Company to exceed a specific monthly cap. Such required approval shall not be unreasonably withheld as long as the year-to-date aggregate total has not been exceeded.

3.02 Underwriting Guidelines and Forms under the Program. The rules and rates to be utilized by the Agency under the Program in underwriting the insurance are those which




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

         have been approved for use by the Insurer and the Company and filed with the insurance department of the State of Texas (see attached "Underwriting Guidelines" in SCHEDULE D. A copy of the rules and rates shall be maintained on file at the offices of the Agency. These rules and rates cannot be changed or deviated from without the prior written consent of the Company. Further, insurance coverage shall be evidenced pursuant to the policy form(s) which have been approved for use by the Insurer and the Company and which shall be maintained on file at the offices of the Agency.

3.03 Maximum Policy Limits and Policy Term. The maximum limits of insurance coverage and policy term that may be provided under any policy bound by the Agency shall be consistent with the Underwriting Guidelines established by the Company, from time to time.

3.04 Company's Right to Cancel/Nonrenew Insurance Policies. The Company reserves the right on behalf of Insurer to cancel or non-renew any Insurance Policy, subject to requirements imposed by law and any policy provision, without specifying the reason therefore and without liability to the Agency or the producing agents.

3.05 Company's Right to Suspend Binding Authority. Company may suspend the binding authority of the Agency or of any of the Stores at any time with notice.

3.06 Prohibited Expenses. The Agency shall not charge or commit Company to any expense, agreement, payment, debt, settlement, or obligation other than as expressly provided for herein.

3.07 Claims Settlement Authority. Except as specifically provided herein, Agency has no authority to adjust or settle any claims arising out of or in connection with the Insurance Policies. Agency shall not collect payment from any reinsurer or commit Company or Insurer to a claim settlement with a reinsurer.

ARTICLE 4. PREMIUM COLLECTION AND REMITTANCES

4.01 Payment of Premium Responsibility for. All applications and, where applicable, premium payments for new Insurance Policies submitted by the Agency will be forwarded to the Company in the manner prescribed in the Insurer's or Company's Underwriting Guidelines or as otherwise may be instructed by the Company from time to time. The Agency may not collect premiums on any Insurance Policies that have been cancelled, expired terminated, or non-renewed.

4.02 Premium Trust Account. All premiums and other funds collected by Agency for the Company's account are the property of Company and shall be held in trust on behalf of Company in fiduciary capacity ("Premium Trust Funds") and shall be deposited and maintained in an account separate and segregated from Agency's own funds or funds held by Agency on behalf of any other company or person (the "Premium Trust Account") until such time that the Agency has remitted premiums to the Company in accordance with 4.03 below. The Premium Trust Accounts shall be maintained in an amount at least




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

         equal to the premiums (unpaid to Company), and return premiums (unpaid to policyholders or insureds) received by Agency.

4.03 Premium Remittances. The Agency shall make available premiums collected or deemed to have been collected by the Agency or Stores by the third
         (3rd) business day following the receipt of premiums by the Agency or Stores. Company will by ACH or other means debit the Premium Trust Account for said premiums collected.

ARTICLE 5. REPORTS

5.01 Financial Information. Agency agrees to furnish Company with financial statements each calendar quarter, which accurately reflect the financial condition of the Agency and the Stores and other affiliates of Agency through which Agency performs its duties and obligations under this Agreement, and which financial statements, if annual, will include an auditor's statement and report if Agency obtains audited statements. If Agency does not obtain audited statements, the financial information furnished may be unaudited, unless the law of any state having jurisdiction over this Agreement requires submission of an audited statement Such financial information shall be furnished to Company within ninety (90) days (or sixty 60 days if unaudited) following the close of the calendar year or quarter of the Agency.

5.02 Reporting Requirements. With regard to the Insurance Policies written, Agency shall provide, at its expense and within a reasonable time after written request from the Company, sufficient information to satisfy reasonable reporting requirements imposed on Company by boards, bureaus, and associations, and to enable Company and reinsurers to file required financial statements and reports with insurance departments and regulatory bodies. Company shall provide Agency with such written reporting requirements.

ARTICLE 6. RECORDS

6.01 Records Retention. Agency shall keep true and complete records of all transactions and correspondence with policyholders, agents, brokers, insurance departments, and Company. The Company shall have access to, and the right to copy, all accounts and records related to such insurance, in a form usable by the Company, at any time during the Agency's business hours. All records and documents required to be maintained by Agency including, but not limited to, policyholder information and financial documents, shall be maintained during the Term, as defined in Section 10.01 and thereafter while providing any continuing services hereunder, in a manner and form as mutually agreed upon or as required by Company to be compatible with Company's internal systems and in accordance with generally acceptable accounting principles and insurance regulatory practices.

6.02 Document Production. On request, Agency will forward to Company, no later than five (5) days from such request (or such longer period as may be reasonably necessary to produce such information), exact copies of all Insurance Policies or other appropriate evidences of insurance written pursuant to this Agreement; financial documents or other reports; policyholder data; or any other information in Agency's possession requested by




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

         Company and not otherwise readily available to Company relating to the Insurance Policies.

ARTICLE 7. GENERAL OBLIGATIONS OF AGENCY

7.01 Licensing. Agency warrants that it is, and will continue to be during the Term and thereafter while providing any continuing services hereunder, authorized and licensed to perform all acts set out in this Agreement. On or before the signing of this Agreement, the Agency shall provide Company with a copy of its current Managing General Agent and/or Agency License, and thereafter shall provide copies of any renewal of such license to Company within 15 days of receipt of the renewed license from the Texas Department of Insurance.

7.02 Supervision of Agents/Producers. Agency shall maintain a listing and current copies of the insurance licenses of any agent or broker or Franchisee from which Agency accepts a submission. Agency shall supervise all agents, brokers and franchisees who place business through Agency. Further, Agency shall be responsible to Company for such agents, brokers and Franchisees and for all funds collected for business solicited by such agents ,brokers and Franchisees. At Company's request, the Agency shall provide to Company copies of the listing of and of any agreements with such agents and brokers, and Franchisees.

7.03 Compliance with Laws. Agency shall be responsible for full compliance with all applicable laws, regulations, rules and requirements relating to the performance of its obligations hereunder; and the general standards, rules, and regulations of the insurance industry; and all written instructions provided to Agency from time to time by Company.

7.04 Complaint Procedure. Agency, Company and Insurer shall notify the other within three (3) business days of notice or receipt (or such shorter period as necessary to adequately respond) of any complaint with any insurance department or other regulatory authority relating to the Insurance Policies, whether against Company, any affiliate of the Company, Insurer, Agency, its agents, or brokers or Franchisees. Agency shall provide Company with a proposed written response to a complaint including, but not limited to, a written summary of all facts relevant to such complaint. Company will then respond, or authorize Agency to respond, to such complaint in such form as Company determines, in Company's sole discretion, is necessary. The parties will work together to promptly and adequately respond to any such complaint.

7.05 No Authority to Delegate. Except as specifically provided herein, Agency shall not have the authority to delegate any authority contained herein to any other person or entity without prior written authorization from Company.

7.06 Agency Expense Responsibility. Since Agency, the Stores, and their employees are independent contractors and not employees of Company, all expenses including, but not limited to, Agency's office rent; transportation; salaries; utilities; furniture; fixtures; equipment; telephone; attorney and/or legal fees; postage; promotional advertising and public relations expenses; printing costs, records and reports; inspection fees; credit





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

         reports and any other documents required to fulfill Agency obligations hereunder; commissions, fees due to agents or brokers; and Agency license fees and occupational taxes, whether billed to Agency or Company, shall be the sole liability of Agency, unless assumption of such expense by Company is agreed to in writing by Company. Agency will remit promptly to Company the amount of any such item billed to Company upon notice by Company to Agency of the charge therefore.

7.07 Use of Company Logo, etc. Agency may not use the name, logo, or service mark of Company or any of its affiliates in any advertising, promotional material, or in any material disseminated by Agency without the prior written consent of Company. Agency shall maintain copies and provide an original to Company of any advertisement or other materials approved by Company along with full details concerning where, when, and how it was used. Agency shall be liable for any liability of or cost incurred by Company as a result of the use of any such advertisements or materials.

7.08 Ownership of Supplies. All forms and supplies provided to Agency or authorized to be used by Agency by Company shall remain the property of Company and shall be returned immediately upon request. Upon termination of this Agreement or Agency's authority hereunder, at the request of Company Agency shall return to the Company or to its designated representative all property owned or leased by Company.

7.09     RESERVED

7.10     RESERVED

7.11 Confidentiality. If either party provides to the other party access to information or networks through computer access, such other party shall be responsible for maintaining the confidentiality, security and integrity of such information and of the providing party's computer programs and systems. Additionally, each party that obtains such information shall be responsible to insure that its employees, agents, and representatives are aware of the sensitive and proprietary nature of the information obtained, of the importance of confidentiality, and of the conditions described in this Section 7.11. This Section 7.11 shall survive termination of this Agreement.

7.12 Claims Reporting. At such time that the Company (or an affiliate of the Company) assumes responsibility for handling claims under the Program, Agency shall ask policyholders to promptly report all claims, suits, or losses to Company or an assigned adjuster or claim representative who has been designated by Company. Company will provide Agency appropriate telephone numbers and addresses for this purpose. Agency shall cooperate with Company or the assigned adjuster or claim representative in the investigation, adjustment, settlement, and payment of claims arising out of the Insurance Policies. All records, files, correspondence, or other materials pertaining to claims shall be the sole property of Company. Retention of a commission under the terms of this Agreement shall constitute a representation by Agency that all known claims have been accurately, promptly, and completely reported to Company.

ARTICLE 8. GENERAL OBLIGATIONS OF COMPANY

8.01 Insurance Department Complaints. Notwithstanding Section 7.04 hereof Company shall have the sole right to respond to any state insurance department complaint or inquiry, after consulting with Agency as provided herein.

8.02 Use of Agency's Logo, etc. Company agrees that it shall not use Agency's name, logo, or service mark in connection with any advertising without Agency's prior written approval.

8.03 Company's Right to Offset. Company may combine or offset any balances or funds owed by Agency to Company against any balances or funds owed to Agency by Company under this Agreement or any other agreement between the parties.

8.04     Representations.

         8.04.a. During the Term of this Agreement, Company shall not solicit Franchisees for the purpose of competing with Company Stores.

         8.04.b. During the Term of this Agreement, Company shall not open any sales location for the purpose of offering the Program within a two (2) mile radius of any Company Store.

ARTICLE 9. INSURANCE AND INDEMNITY

9.01 Insurance. Agency and the Stores are required to maintain in fill force and effect the following existing insurance policies issued by an insurer acceptable to Company during the Term of this Agreement and thereafter while Agency has any obligations hereunder covering Agency and the Stores and their employees as follows:

         a. Errors and omissions coverage in the minimum amount of $1 million, with a deductible not to exceed $100,000;

         b. Commercial general liability insurance policy in the minimum amount of $l million each occurrence and $l million general aggregate, including:

                  i.       Personal injury liability of $l million; and

                  ii.      Non-owned automobile liability of $l million;

         c.       Fidelity bond coverage in the amount of $1 million; and

         d. Workers compensation insurance in the amount of Texas' required minimum.


         Such insurance shall be maintained by Agency and/or the Stores at their sole cost and expense, and shall be primary on contributing coverage over any other valid and collectible insurance available to Company. Agency shall request its insurers to provide thirty (30) days prior notification to Company, and Agency agrees to immediately notify Company when it receives notice of any lapse, increased deductibles, or upon receipt of a notice terminating coverage. Agency shall furnish proof of such insurance within fifteen (15) days of the Company's written request for the same. Agency further agrees to notify Company promptly of any claim brought under any such policy which arises out of or is connected with the Insurance Policies written hereunder.

9.02 Indemnification by Agency. At all times hereafter, Agency hereby agrees to defend, indemnify, and hold Company harmless from and against all claims, actions, causes of action, liability, or loss which result from any negligent or willful acts, errors, or omissions of Agency, or the Stores, their employees, representatives, agents, or sub-agents in the performance or breach of duties under this Agreement. Agency further agrees that in the event Company or any Store is in violation of any code, statute, regulation, or bulletin due to the negligent or willful acts, errors or omissions of Agency, or Store, its employees, representatives, agents, or sub-agents, then Agency shall assume the responsibility and liability for such act and shall indemnify and hold Company harmless for such liability and loss. Loss shall include, but not be limited to, all damages, costs, expenses, reasonable attorneys' fees, penalties, fines, direct damages, verdicts (including punitive damages to the extent permissible by law), and any other expense or expenditure incurred by Company. This Section shall survive termination of this Agreement.

9.03 Indemnification by Company. At all times hereafter, Company hereby agrees to defend, indemnify, and hold Agency harmless from and against all claims, actions, causes of actions, liability, or loss which result form any negligent or willful acts, errors, or omissions of Company, its employees, representatives, agents, or sub-agents in the performance or breach of duties under this Agreement. Company further agrees that in the event Agency is in violation of any code, statute, regulation, or bulletin due to the negligent or willful acts, errors, or omissions of Company, its employees, representatives, agents, or sub-agents, then Company shall assume the responsibility and liability for such act and shall indemnify and hold Agency harmless for such liability and loss. Loss shall include, but not be limited to, all damages, costs, expenses, reasonable attorney's fees, penalties, fines, direct damages, verdicts (including punitive damages to the extent permissible by law), and any other expenses or expenditures incurred by Agency. This Section shall survive termination of this Agreement.

9.04 Notice of Indemnifiable Claim. Upon receipt of a claim or demand for which a party is entitled to indemnification, the indemnified party shall as promptly as is reasonably possible:

         9.04.a. Notify the indemnifying party in writing of the nature of the indemnifiable claim, and the names and addresses of the persons involved in or having an interest in such claim in the manner provided in Section 1.01 of this Agreement; and

         9.04.b. Furnish the indemnifying party with all documents and information within the possession, custody or control of the indemnified party and relating to such claim; and

         9.04.c. Cooperate with the indemnifying party and its counsel, including but not limited to, appearing as a witness as may be reasonably required and responding to all reasonable request for documents and answering interrogatories.

         Upon receipt of written notice of an indemnifiable claim and all other documents and instruments required by this Agreement to be furnished to the indemnifying party, the indemnifying party shall thereafter be given a reasonable opportunity to defend or settle such a claim at its own expense. Neither party shall settle any such claim that might have an adverse effect on the other party, without the prior written consent of the other party, which shall not be unreasonably withheld. Each party shall at all times have the full right to participate in any such defense at its own expense. If either party, within a reasonable time after receiving notice of a claim from the other party, fails to defend, such other party shall have the right, but not the obligation to undertake the defense, compromise, or settlement of such claim on behalf of, for the account of, and at the risk of the party failing to defend.

ARTICLE 10. TERM OF AGREEMENT

10.01 Term. The term of this Agreement shall commence on the Effective Date, and terminate on December 31, 2004, unless terminated earlier as set forth in Article 11 below (the "Term").

ARTICLE 11. TERMINATION OF THIS AGREEMENT

11.01 Termination by Company. The Company may terminate this Agreement at any time for any reason with written notice to Agency. In the event of such termination (unless the termination is for cause, as described below), Agency shall retain all rights to the renewal of all of the Company's business written by Stores under this Agreement. Thereafter, the Company will not solicit any of the customers of Stores for renewal of Insurance Policies. In no event, however, shall the term "solicit" include response to any general advertisement by Company or as required by law.

11.02 Termination by the Company for Cause. The Company may immediately terminate this Agreement in whole or in part, for cause if Agency materially breaches any provision of this Agreement after written notice of such breach has been given to Agency and Agency has failed to cure within a ten (10) day notice period. Breach shall include, but not be limited to, the following events:

         11.02.a. Insolvency. Agency or any of the Company Stores becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, or liquidation proceeding or any such proceeding is instituted against Agency or any of the Stores that remains undismissed for thirty (30) days; or

         11.02.b. Sale of Stock or Assets to a Third Party. Other than as related to the Option Agreement, Agency or the owner of a controlling interest in Agency or the Company Stores, sells, exchanges, transfers, assigns, consolidates, pledges or




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

                  causes to be sold, exchanged, transferred, assigned, consolidated, or pledged, all or substantially all of the stock of Agency, or all or substantially all of the stock or assets of the Company Stores, to a third party without the prior written consent of Company, which consent will not be unreasonably withheld (Agency shall immediately notify Company of same); or

         11.02.c. Inadequate Staff. Agency or Company Stores fails to maintain a staff qualified to service the Insurance Policies or to maintain the quality of services and obligations necessary to operate within this Agreement, if such failure would have a material adverse effect on the level of the quality of services provided by Agency under this Agreement; or

         11.02.d. Remit Reports or Premiums. Agency fails to provide, or cause to be provided, timely and proper reports or premium accounting as required, or to remit premiums when due after thirty (30) days written notice from Company; or

         11.02.e. Maintain Trust Funds. Agency fails to maintain Premium Trust
                  Funds in the amount and manner required in this Agreement after ten (10) days notice from the Company that such funds are not being maintained; or

         11.02.f. Misconduct, etc. Agency or any Company Store engages in acts or omissions constituting abandonment, fraud, misappropriation of funds, material misrepresentations, gross or willful misconduct, or any other acts that are prohibited by law or regulation of any applicable regulatory authority; or

         11.02.g. Agency License. Agency's or any Company Store's license or certificate of authority is canceled, suspended, or is declined renewal by any regulatory body within the State of Texas if, after ninety (90) days, Agency fails to remedy such loss of license (Agency shall immediately notify Company of same); or

         11.02.h. Underwriting Guidelines; Policy Forms. Agency or any Company
                  Store binds or underwrites risks (i) that are unacceptable in accordance with the underwriting guidelines, procedures, instructions, or memoranda provided for herein, or (ii) with limits in excess of those specified in the underwriting authority limits provided for herein, or (iii) with policy forms or filings in a jurisdiction where Agency has knowledge that required regulatory approvals have not been met; provided, however, that clauses (i) and (ii) of this subparagraph shall not apply if any unacceptable risk is bound or underwritten by an Agency as an occasional and isolated event, and Agency takes immediate action to correct and avoid recurrence of such event; or

         11.02.i. Access to Records. Agency or the Company Stores fail to permit
                  Company to inspect or audit any records or files relating to the Insurance Policies.

11.03 Ownership of Business. If this Agreement is terminated by the Company pursuant to Section 11.01, the records and the use and control of expirations for the insurance serviced under this Agreement shall remain the property of the Agency and be left in the

         Agency's exclusive possession, provided Agency has then rendered and continues to render timely accounts and payments of all monies due the Company.

         However, if the Agency is in default of this Agreement and/or if this Agreement is terminated by the Company for Cause as described in
         Section 11.02, or if Agency fails to render timely accounts and payments within three (3) days after such failure is brought to the Agency's attention, then the records and the use and control of expirations, shall be the property of the Company and Agency shall immediately thereafter forward all such records to the Company.

11.04 Continued Servicing. Agency agrees that in the event this Agreement is terminated for any reason, Agency and the Stores shall continue to perform all customary and necessary services for all in-force Insurance Policies in accordance with the provisions of this Agreement until all such Insurance Policies have been completely cancelled, non-renewed, or otherwise terminated; provided, however, that Company may, in its sole discretion, immediately suspend or terminate Agency's continuing service obligation hereunder. Agency's continuing service obligations after termination of the Agreement shall include, but not be limited to:

         11.04.a. The issuance and countersignature, if applicable, of appropriate endorsements to such in-force Insurance Policies when so authorized in writing by Company, provided that such endorsements shall not increase Company's liability or extend the term of any Insurance Policy without prior written approval of Company; and

         11.04.b. The collection and remittance of all premiums due on such in-force Insurance Policies hereunder.

         If Agency fails in any respect to fulfill this continuing service obligation, then Agency shall reimburse Company any reasonable expense incurred by Company to service or arrange for the servicing of the Insurance Policies issued by or through Agency hereunder or such amounts may be offset by Company.

         Upon Company providing written notice of termination to Agency hereunder, Company is hereby authorized to deal directly with all other licensed persons and/or entities with respect to the Insurance Policies hereunder, including but not limited to, the right to collect from and return premiums directly to the Stores and all producers, brokers, or insureds.

ARTICLE 12. SOLICITATION AND RECRUITMENT

12.01 Non Solicitation. During the Term of this Agreement, and for a period of eighteen months (18) after Company exercises its Option, as defined in the Option Agreement, Agency and Stores shall not solicit any customer of Company, or divert or attempt to divert from Company any customer of Company, for automobile insurance sales or services to be provided by any person or entity that competes with Company in the business of selling, quoting or servicing automobile insurance policies. For the purposes hereof, a "customer of Company" shall mean any person or entity for whom or which Company has provided automobile insurance sales within two (2) years prior to the termination of this Agreement. This Section 12.01 shall not apply to solicitation of customers of the Company, following termination of this Agreement under Section 11.01.

12.02 Non-Recruitment. During the Term of this Agreement, and for a period of eighteen (18) months after Company exercises its Option, Agency shall not, directly or indirectly, recruit, solicit or encourage, or facilitate the recruitment, solicitation, or encouragement of any employee of Company to terminate said employee's employment with Company or otherwise interfere in anyway with said employee's employment with Company.

12.03 Injunctive Relief. Notwithstanding Section 13.07 (Arbitration) of this Agreement, should Agency violate the terms of Section 12.01 or 12.02, then the parties agree that Company would suffer irreparable harm and the Company shall be entitled to the issuance of an injunction to prohibit Agency from such solicitation, recruitment and/or interference with Company's employees. The cost and expense of the Company successfully obtaining said relief including reasonable attorneys' fees, shall be borne by Agency. If the Company seeks, but is unsuccessful in obtaining such injunction, then the cost and expense of the Agency to obtain a court order denying the injunction, including reasonable attorneys' fees, shall be borne by the Company.

ARTICLE 13. GENERAL PROVISIONS

13.01 Notice. Except as otherwise set forth herein, any notice required under this Agreement must be in writing and either sent by first class mail, facsimile, electronic mail, certified mail, or personally delivered. Notice shall be effective either upon receipt or five (5) days after mailing to the other party, whichever comes first. Unless changed by written notice to the other party, the U.S. mail addresses of the respective parties are:

                AGENCY:
                All American General Agency, Inc.
                3039 Premiere Parkway, Suite 100
                Duluth, Georgia 30097

                Attn: Alex J. Campos, President

                COMPANY:

                Direct General Insurance Agency, Inc. (Texas)
                2813 Business Park Drive, Building I
                Memphis, TN 38118
                Attn: Jacqueline C. Adair, President

                With copy to:
                Direct General Insurance Agency, Inc. (Texas)
                Regional Administrative Office
                1281 Murfreesboro Road
                Nashville, Tennessee 37217
                Attn: Ronald F. Wilson, Secretary

13.02 Integration, Waiver, and Amendment. This Agreement, together with its Schedules constitute the entire agreement between Company and Agency and supersedes any and all other agreements, either oral or written, between Company and Agency with respect to the sub-producer or agency relationship between the parties. No waiver by either party to enforce any provision of this Agreement will be effective unless made in writing and signed by an authorized officer of Company and Agency and shall be effective as to the specifically stated waiver. No amendment to this Agreement will be effective unless made in writing and signed by the parties hereto, and specifying the effective date of such amendment.

13.03 Remedies Not Exclusive. No right or remedy set forth in this Agreement is exclusive of any other right or remedy but shall be in addition to every other right and remedy given under this Agreement or existing now or hereafter at law or equity.

13.04 Severability. Wherever possible, each provision of this Agreement will be interpreted in such a manner and to such an extent as to be effective and valid under applicable law. If any provision is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity.

13.05 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its rules regarding conflict of laws.

13.06 Conformance to Law. This Agreement and the provisions relating to commissions shall, without prior notice, be automatically modified to conform to any law or governmental regulation having application to or jurisdiction over the subject matter of the parties hereto and the parties shall promptly amend the Agreement to comply with such modifications.

13.07    Arbitration. Except as provided in Section 2.05 (Equitable Relief) and
         Section 12.03 (Injunctive Relief), all unresolved differences of opinion or disputes between Company and Agency arising out of or in connection with this Agreement or any transaction hereunder shall be submitted to arbitration, in accordance with the rules relating to commercial arbitration of the American Arbitration Association except as modified herein.

         The Board of Arbitration ("Board") shall consist of one (1) arbitrator chosen by Company, one (1) arbitrator chosen by Agency, and an umpire chosen as promptly as possible by the two (2) arbitrators. The arbitrators and umpire shall be financially




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

         disinterested parties or former executives of property or casualty insurance or reinsurance companies.

         The party demanding arbitration shall communicate its demand therefore in writing, identifying the nature of the dispute and the name of its arbitrator, to the other The other party shall then be bound to name, in writing, its arbitrator within thirty (30) days after receipt of such demand. Failure or refusal of the other to name its arbitrator within the thirty (30) day time period shall empower the demanding party to name the second arbitrator as well.

         If the two (2) arbitrators are unable to agree upon an umpire within thirty (30) days after the second arbitrator is named, either party may petition a court of competent jurisdiction to make the appointment of an umpire from candidates submitted by both parties in conformity with the qualifications set out in this Agreement.

         The applicant for arbitration shall submit its position in writing within thirty (30) days after selection of the umpire. The respondent shall submit its written position within thirty (30) days after receipt of the applicant's position. The Board may extend any of the time periods set forth above.

         The Board shall have the power to make and determine all procedural rules for the holding of the arbitration including discretionary power to make orders as to any matter which they may consider proper in the light of circumstances of the case with regard to pleadings, depositions, discovery, inspection of documents, examination of witnesses, and any other matter whatsoever relating to the conduct of the arbitration and may receive and act upon such evidence, whether oral or written, strictly admissible or not as the Board shall find fit. The Board shall make its decision based on the terms of this Agreement, the intent of the parties and the custom and usage of the non-standard automobile insurance industry.

         All rules, orders, acts, and decisions of the Board shall be effective if done by a majority of the Board. The final determination of the Board shall be made in writing within sixty (60) days of the conclusion of the arbitration. Any decision shall be final and binding on the parties, and shall not be subject to appeal. If either party fails to comply with the Board's decision, the other party may apply for its enforcement to a court of competent jurisdiction.

         Each party shall bear the cost of its own arbitrator and shall jointly and equally bear with the other party the expenses of the umpire. The Board shall allocate the remaining costs of the arbitration proceeding.

         The arbitration proceedings shall convene and be held within Davidson County, Tennessee or such other location mutually agreed upon by the parties.

         Nothing contained in this Paragraph shall be construed as limiting the ability of Company to suspend the authority of Agency pursuant to this Agreement.

         This Section 13.07 shall survive termination of this Agreement.

13.08 Other Companies. Agency agrees to advise Company of existing and future agency agreements entered into with other insurance companies with respect to the classes of business covered by this Agreement.

13.09 Non-Assignability/Non-Delegation. Except as specifically provided herein, neither party may delegate its duties nor assign its rights under this Agreement, unless otherwise agreed upon and authorized in writing by an officer of the other party.

13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

13.11 Headings. The headings and table of contents utilized in this Agreement are for convenience purposes only and are not part of the Agreement.

ARTICLE 14. PERFORMANCE GUARANTY

14.01    Performance Guaranty.  Agency shall guarantee and ensure the following:

         A. General Duties. Agency shall guarantee and ensure that Stores and their producers shall perform all acts necessary for the proper solicitation, placement, acceptance, and servicing of the Insurance Policies. The general duties of the Stores and its producers shall include, but are not limited to, the following:

                  i) To solicit, prepare, accept, and submit applications for Insurance Policies or contracts of insurance and endorsements as described herein;

                  ii) To collect, receive, and forward premiums, policy fees and/or applicable tax(es), including premium and surplus lines taxes;

                  iii)     to appoint agents on behalf of the Insurer;

                  iv) To bind insurance contracts on behalf of the Insurer in accordance with the Program's underwriting guidelines as modified from time to time;

                  v) To carry out its duties to the best of its ability, knowledge, skill and judgment.

         B. Records Retention. Stores and its producers shall keep true and complete records of all transactions and correspondence with policyholders, agents, brokers, insurance departments, and Company. Such records shall be maintained during the Term and thereafter while providing any continuing services hereunder, in a manner and form as mutually agreed upon or as required by Company to be compatible with Company's internal systems and in accordance with generally acceptable accounting principles and insurance regulatory practices.

         C. Supervision of Agents/Producers. Stores shall maintain a listing and current copies of the insurance licenses of any agent or broker or Franchisee from which Agency accepts a submission. Agency shall supervise all agents, brokers and Franchisees who place business through Agency. Agency shall be responsible to Company for such agents,




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

                  brokers and Stores and for all funds collected for business solicited by such agents, brokers and Stores.

         D. Indemnification. If failure of the Stores or their producers to perform hereunder results in any claim, action, cause of action, liability or loss to Company, Agency shall indemnify Company in accordance with Sections 9.02 and 99.04 hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date.

ALL AMERICAN GENERAL AGENCY, INC.




By:  /s/ Alex J. Campos
     ----------------------------------
     Alex J. Campos
     President



DIRECT GENERAL INSURANCE AGENCY, INC., a Texas corporation



By:  /s/ Barry D. Elkins
     ----------------------------------
     Barry D. Elkins
     Senior Vice President and CFO













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